Exhibit 99.1

FOR IMMEDIATE RELEASE ATTENTION: BUSINESS/FINANCIAL EDITORS MEDIA CONTACT: KRISTYNA MUNOZ (312) 917-8343 KRISTYNA.MUNOZ@NUVEEN.COM

Nuveen Long/Short Commodity Total Return Fund Announces Share Repurchase Program

Existing Share Repurchase Program for Nuveen Diversified Commodity Fund Continues

CHICAGO, March 14, 2013 – Nuveen Investments, a leading global provider of investment services to institutions as well as individual investors, today announced the Nuveen Long/Short Commodity Total Return Fund (NYSE MKT: CTF) has approved an open-market share repurchase program. Effective immediately, CTF may repurchase an aggregate of up to 10 percent of its outstanding common shares (approximately 1,800,000 shares) in open-market transactions at fund management’s discretion. The existing open-market share repurchase program for Nuveen Diversified Commodity Fund (NYSE MKT: CFD), announced in December 2011, remains in place.

For more information about the funds, including a more complete description of their investment strategies and risks, please see www.nuveen.com/CommodityInvestments.

An investment in the funds’ shares is subject to investment risk, including the possible loss of the entire amount invested. The funds invest primarily in commodity futures contracts and options on commodity futures contracts, which have a high degree of price variability and are subject to rapid and substantial price changes. The funds could incur significant losses on their commodity investments. The funds are commodity pools; they are not mutual funds, closed-end funds, or any other type of “investment company” within the meaning of the Investment Company Act of 1940, as amended, and are not subject to regulation thereunder.

This press release is not a solicitation to buy or sell fund shares. The funds do not presently offer any new shares for sale; existing shares trade on the NYSE MKT.

Nuveen Investments provides high-quality investment services designed to help secure the long-term goals of institutional and individual investors as well as the consultants and financial advisors who serve them. Nuveen Investments markets a wide range of specialized investment solutions which provide investors access to capabilities of its high-quality boutique investment affiliates—Nuveen Asset Management, LLC, Symphony Asset Management LLC, NWQ Investment Management Company, LLC, Santa Barbara Asset Management, LLC, Tradewinds Global Investors, LLC, Winslow Capital Management, LLC and Gresham Investment Management LLC, all of which are registered investment advisers and subsidiaries of Nuveen Investments, Inc. In total, Nuveen Investments managed approximately $219 billion as of December 31, 2012. For more information, please visit the Nuveen Investments website at www.nuveen.com.

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